Exhibit 99.1

Consent of Centerview Partners LLC

The Board of Directors
Eaton Vance Corp.
Two International Place
Boston, MA 02110

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 7, 2020, to the Board of Directors of Eaton Vance Corp. (“Eaton Vance”) as Annex B to, and reference to such opinion letter under the headings “Summary—Opinions of Eaton Vance’s Financial Advisors—Opinion of Centerview Partners LLC”, “The Mergers—Background of the Mergers”, “The Mergers—Eaton Vance’s Reasons for the Mergers; Recommendation of the Eaton Vance Board of Directors” and “The Mergers—Opinions of Eaton Vance’s Financial Advisors—Opinion of Centerview Partners LLC” in, the proxy statement/prospectus relating to the proposed transaction involving Eaton Vance and Morgan Stanley (“Morgan Stanley”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) of Morgan Stanley. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

January 19, 2021